Exhibit (n)


                             BHR INSTITUTIONAL FUNDS

                       PLAN IN ACCORDANCE WITH RULE 18F-3


         This Plan in Accordance with Rule 18f-3 (the "Plan") has been adopted by the Board of Trustees of BHR Institutional Funds (the "Fund") with respect to each class of shares of the Fund. The Plan has been adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act").

         Each class of shares of the Fund will have the same relative rights and privileges and be subject to the same fees and expenses except as set forth below. In addition, extraordinary expenses attributable to one or more classes shall be borne by such classes. The Board of Trustees may determine in the future that other allocations of expenses or other services to be provided to a class of shares are appropriate and amend the Plan accordingly without the approval of shareholders of any class.

         CLASS I SHARES

         Class I Shares are sold at net asset value per share without a sales charge and are sold subject to the minimum purchase requirements set forth in the Fund's Class I Shares prospectus. Class I Shares are not subject to a Distribution Plan or Services Plan. Class I Shares shall be entitled to the shareholder services set forth from time to time in the Fund's Class I Shares prospectus.

         CLASS II SHARES

         Class II Shares are sold at net asset value per share without a sales charge and are sold subject to the minimum purchase requirements set forth in the Fund's Class II Shares prospectus. Class II Shares are subject to fees under a Shareholder Services Plan (the "Plan") adopted with respect to Class II Shares, on the terms set forth in the Fund's Class II Shares prospectus, but are not subject to fees under any other distribution plan or services plan. Retail shareholders have exclusive voting rights, if any, with respect to the Fund's Shareholder Services Plan adopted with respect to Class II Shares. Class II Shares shall be entitled to the shareholder services set forth from time to time in the Fund's Class II Shares prospectus.

         EXPENSE ALLOCATION

         Expenses that are treated as class expenses under the Plan will be borne by the Fund's respective share classes. Fund expenses will be allocated daily to the respective share classes in accordance with Rule 18f-3(c) as now or hereafter in effect, subject to the oversight of the Board of Trustees.

Adopted:  February 20, 2007
              Amended May 22, 2007